UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 17, 2016
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2016, the Board of Directors (the “Board”) of The Hershey Company (the “Company”) appointed Michele G. Buck to serve as the Company’s President and Chief Executive Officer, effective March 1, 2017. The decision was made following the review of internal and external succession candidates previously announced by the Company on October 14, 2016.

Ms. Buck, age 55, joined the Company in April 2005 as Senior Vice President and President, U.S. Snacks. In November 2005, she assumed the role of Senior Vice President, Chief Marketing Officer, U.S. Commercial Group and was promoted to Senior Vice President, Global Chief Marketing Officer in December 2007. Ms. Buck served as the Company’s Senior Vice President, Chief Growth Officer from September 2011 through May 2013, and was then promoted to President, North America. In June 2016, she was appointed to serve as the Company’s Executive Vice President, Chief Operating Officer, the position she held immediately prior to her appointment as President and Chief Executive Officer.

As a result of Ms. Buck’s appointment, John P. Bilbrey, the Company’s current Chairman, President and Chief Executive Officer, will now retire as President and Chief Executive Officer effective March 1, 2017. Mr. Bilbrey had previously informed the Board of his intention to retire effective July 1, 2017. Mr. Bilbrey will continue to serve as Non-Executive Chairman of the Board following his retirement from the Company.

Compensation arrangements for Ms. Buck and Mr. Bilbrey in connection with their new positions have not yet been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERSHEY COMPANY

Date: December 21, 2016	By: /s/ Leslie M. Turner
Leslie M. Turner Senior Vice President, General Counsel and Secretary